As filed with the Securities and Exchange Commission on March 13, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Verastem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-3269467
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

117 Kendrick St., Suite 500 Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

2014 Inducement Award Program

(Full title of the plan)

Robert Forrester
President and Chief Executive Officer
Verastem, Inc.

117 Kendrick St., Suite 500

Needham, MA 02494

(781) 292-4200

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Marko S. Zatylny

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.          ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	2,500,000 shares	$3.55	$8,875,000	$1,104.94

(1) This Registration Statement covers an aggregate of 2,500,000 shares of the Registrant’s Common Stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to awards granted or to be granted in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to an individual’s entering into employment with the Registrant. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2) Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the Nasdaq Global Market on March 12, 2018 to be $3.64 and $3.45, respectively.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register an additional 2,500,000 shares under the Registrant’s 2014 Inducement Award Program. Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference, except to the extent supplemented, amended or superseded by the information set forth herein, into this Registration Statement the entire contents of its Registration Statement on Form S-8 (File No. 333-201075) filed with the Securities and Exchange Commission on December 19, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index following the signature page.

EXHIBIT INDEX

Exhibit	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed by the Registrant with the Securities and Exchange Commission on March 30, 2012)

4.2

Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Registrant with the Securities and Exchange Commission on January 13, 2012)

4.3	Form of Inducement Award Nonstatutory Stock Option Agreement (filed herewith)

5.1	Opinion of Ropes & Gray LLP (filed herewith)

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert Forrester and Julie B. Feder, and each of them singly, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Robert Forrester	President, Chief Executive Officer	March 13, 2018
Robert Forrester	(Principal executive officer) and Director

/s/ Julie B. Feder	Chief Financial Officer	March 13, 2018
Julie B. Feder	(Principal financial and accounting officer)

/s/ Timothy Barberich	Director	March 13, 2018
Timothy Barberich

/s/ Michael Kauffman	Director	March 13, 2018
Michael Kauffman, M.D., Ph.D.

/s/ Alison Lawton	Director	March 13, 2018
Alison Lawton

/s/ S. Louise Phanstiel	Director	March 13, 2018
S. Louise Phanstiel

/s/ Eric Rowinsky	Director	March 13, 2018
Eric Rowinsky, M.D.

/s/ Brian Stuglik	Director	March 13, 2018
Brian Stuglik

/s/ Bruce Wendel	Director	March 13, 2018
Bruce Wendel

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, Commonwealth of Massachusetts on March 13, 2018.

VERASTEM, INC.

By:	/s/ Robert Forrester
Robert Forrester
President and Chief Executive Officer